Exhibit 10.1

Itron, Inc.

Long-Term Performance Plan Specifications and Guidelines

Amended by the Compensation Committee of the Board of Directors on February 16, 2005, August 1, 2005, February 15, 2006, February 22, 2007, February 14, 2008

This document constitutes part of a prospectus for securities that have been registered under the Securities Exchange Act of 1933, as amended, and supplements a Plan Summary dated May 9, 2006 for the
Itron, Inc. Amended and Restated 2000 Stock Incentive Plan.

Purpose

Long-term incentives serve to align, motivate and reward executives for their contributions to the long-term financial success and growth of Itron, Inc. ("Itron" or the "Company").  The objectives for the Long-Term Performance Plan (or "LTPP") are to:

•
Provide a greater long-term orientation and competitiveness to total compensation for Itron executives, by establishing a performance-based component, paid out in restricted stock unit awards for shares of Itron common stock (“RSUs”);

•
Align individual executive rewards with shareholder value over a long-term period, based on the achievement of predetermined annual objectives whose achievement will be rewarded with RSUs to be vested after a three-year waiting period; and

•	Enable Itron to meet competitive total compensation needs in attracting and retaining critical executive talent.

Overview

The Long-Term Performance Plan provides performance share awards that are contingent on the attainment of annual performance goals.  The length of each performance period will be one year, unless the Compensation Committee of the Board of Directors provides otherwise.  At the beginning of the performance period, goals are established which are designed to measure the degree of business success over the timeframe.  The Compensation Committee reviews and approves goals that are recommended by management.  At the end of the period, performance against the goals is assessed and payouts are determined.

Business results for Itron will be measured over the performance period.  Payouts will be in RSUs granted under the Company’s Amended and Restated 2000 Stock Incentive Plan (“Plan”) and, unless the Compensation Committee determines otherwise in its sole discretion with respect to an award granted to a particular participant, awards will vest at the end of a three-year period.  This vesting period will both serve as an executive retention tool and tie executive performance to shareholder value.

Eligibility

Eligibility for the plan will include senior management and key executives who impact organization-wide results.  Actual participation will be based on recommendation by the Chief Executive Officer and approval by the Compensation Committee.  Current plan participants are recapped in the attached Appendix I.  Other executives may be eligible for future awards, upon recommendation of the Chief Executive Officer and approval by the Compensation Committee.  The tier structure set forth on Appendix I and Appendix II may be changed at the recommendation of the Chief Executive Officer and the approval of the Compensation Committee of the Board of Directors.

Participation in the Long-Term Performance Plan for a given period will not be construed to confer a right to participate in the plan in any subsequent period, or the right to continue in the Company’s employment.

Award Opportunities

Award opportunities, denominated in units of Itron common stock, will be established for each executive at the beginning of the performance period.  Target awards ("LTPP Target Awards") will be calculated as a percentage of base salary that is in existence at the beginning of the performance period, with the resulting dollar amount converted to a rounded number of units of Itron common stock based on the fair market value (closing price) of Itron’s common stock on the first business day of the performance period.  In addition, threshold and maximum award levels will be established as a percent of the LTPP Target Award.  The number of RSUs to be awarded will increase or decrease as performances goes beyond or falls short of the performance objectives for that performance period.

Annually, Itron establishes a budget for the coming year.  Goals, financial and otherwise, as established in the budget do not necessarily reflect the same goals that will be used for the LTPP.

Performance Measurement

At the beginning of each performance period, the Chief Executive Officer will recommend and communicate the specific range of performance objectives for the Company to the Compensation Committee.  The goals and the key performance factors will be reviewed and approved by the Compensation Committee.

Performance Measures

Performance objectives will be set on the basis of corporate plans for the following performance period, condition of the utility industry and competitive performance in the market place.  In the process of determining appropriate LTPP goals, consideration will be given to proposed acquisitions, financing and other major issues that could have material impact on the financial performance of the Company.  Typical performance measures may include but are not limited to: Revenue Growth, Earnings Growth, Cash Flow, Return on Capital Employed, Net Operating Profit after Tax, Normalized Earnings per Share or a combination of measures.

Performance Weighting

Corporate performance will determine 100% of the award for some plan participants.  Performance for other organization levels, i.e. business segment, product group, etc., may also be included.

Performance/Payout Relationship

A range of performance levels -- including threshold, target, and maximum -- and associated payouts will be established at the beginning of the performance period.  As well, in any performance period performance hurdles could be established.  At the end of each performance period, Itron’s actual performance against the goals established for that performance period will be assessed and the resulting payouts determined.

Performance and payout opportunity will be expressed as a percentage of the LTPP Target Award.  For example, achieving 100% of the performance goals may result in participants receiving 100% of the LTPP Target Award.

Payouts will be linearly interpolated for performance achievement between the indicated levels.  The Compensation Committee may use discretion to set threshold levels and determine final award payouts.

Non-GAAP Results

In calculating performance attainment, non-GAAP results will generally be used.  Non-GAAP results, as defined, will be GAAP numbers adjusted for IPR&D, amortization of intangibles, amortization of debt placement fees, restructuring charges and other extraordinary events subject to approval by the Compensation Committee of the Board.  Adjustments to GAAP for the purpose of non-GAAP results will be discussed with the Compensation Committee at the time of the event and confirmed by the Compensation Committee at its next scheduled meeting.

Payouts

Final payouts will be announced as soon after the end of the performance period as practical, and be in the form of RSUs with a three-year cliff vesting period.  An RSU provides the right to receive one share of Itron common stock (at a specified future date), subject to vesting restrictions. Unless otherwise provided herein, as RSUs vest, participants receive stock certificates evidencing their ownership of shares.

New Participants

An employee hired into an eligible position during a performance period may begin participation in the subsequent performance period or, at the recommendation of the Chief Executive Officer and approval by the Compensation Committee, in the ongoing performance period.  New participants permitted to join an ongoing performance period will be eligible to receive a prorated payout based on the number of full months worked during the performance period (rounded to the nearest whole number of RSUs).  New participants in the plan will be nominated by the Chief Executive Officer and approved by the Compensation Committee.

Changes in Employment

Participants who terminate employment during a performance period for any reason, including termination for Cause (as defined in the Plan), voluntary termination, discharge by the Company, death, disability, or retirement will forfeit their award payment for that performance period.

Participants who, during a vesting period for RSUs issued in connection with a prior performance period, terminate employment for any reason, except termination for Cause, will vest in a pro-rata portion of their RSUs based on the number of full months worked during the vesting period for the RSUs (rounded to down to the nearest whole number of RSUs); provided that the termination of employment must constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder (“Section 409A”); and provided further that, the RSUs will not be settled in shares of Itron common stock until date that is six months after such separation from service.  In the event a participant’s termination of employment does not constitute a “separation from service” under Section 409A, then the participant will still vest in a pro-rata portion of his or her RSUs based on the number of full months worked during the vesting period for the RSUs (rounded down to the nearest whole number of RSUs), but the RSUs will not be settled in shares of Itron common stock until the date that the RSUs would otherwise have vested (i.e., three years from the date of grant).  Participants who are terminated for Cause will forfeit their entire unvested award payment(s).

Change in Control

All outstanding awards will be accelerated and paid out at maximum levels immediately prior to a change in control of the Company and payout will be in the form of fully vested shares of Itron common stock.  In addition, any outstanding unvested RSUs issued in connection with a prior performance period will accelerate in full immediately prior to a change in control of the Company.  “Change in control” for this purpose means a transaction that meets the definition of (a) a Corporate Transaction (other than a Related Party Transaction) as defined in the Plan or (b) a Change in Control as defined in the Company’s standard change in control agreements in effect at the time; but in any event, the transaction must constitute a change in control event within the meaning of Section 409A.

Tax Consequences

Participants will not be deemed to receive income at the time an award is granted.  Likewise, participants will not be deemed to receive income at the time an award is paid in RSUs.  However, participants will generally recognize taxable ordinary income when unrestricted shares are received upon vesting of the RSUs (or upon distribution if the RSUs have been deferred), in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares.

The Company may be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations on deductions for compensation under Section 162(m) of the Code.

This is only a brief summary of the U.S. federal income tax laws and regulations that apply to an award under the plan.  Participants should not rely on this summary for a complete statement of such laws and regulations.  The tax laws and regulations are complex and are subject to legislative changes.  In addition, circumstances peculiar to certain individuals may change the usual income tax results.  FOR THESE REASONS, PARTICIPANTS SHOULD CONSULT A TAX ADVISOR TO DETERMINE THE INCOME TAX CONSEQUENCES OF AN AWARD UNDER THE PLAN.

Governance

Senior management and the Compensation Committee will be responsible for the administration and governance of the plan.  The decisions of the Committee shall be conclusive and binding on all participants.

Amendment, Modification, or Termination of the Plan

Itron, by action of its Board of Directors and/or Compensation Committee, reserves the right to amend, modify, or terminate the plan at any time.